WAYNE BANK
MEMBER FDIC
A Subsidiary of Norwood Financial corp
717 Main Street, P.O. Box 269, Honesdale, PA 18431
570-253-1455 ● Fax: 570-253-3278 ● waynebank.com

For Immediate Release – March 5, 2010
Contact:  Linda M. Moran, Vice President, Director of Marketing
Email: linda.moran@waynebank.com
Phone:     (570) 253-8502

Wayne Bank Hires Chief Financial Officer

Honesdale, PA – Lewis J. Critelli, President and CEO of Wayne Bank, is pleased to announce the addition of William S. Lance as Chief Financial Officer and Senior Vice President of Norwood Financial Corp and its subsidiary Wayne Bank.  Mr. Lance has over 30 years of financial experience and most recently served as Chief Financial Officer for another local, financial institution.  According to Mr. Critelli, “Bill has an extensive background in all aspects of financial management and he will be instrumental in managing a myriad of accounting, investing and financial functions for the Bank.”

Mr. Lance received his Bachelor’s degree in accounting from the University of Scranton and he has held past positions with the Pennsylvania Bankers Association Group III on their Executive Council as well as Chairman for the Executive Council of Group III.

 He resides in Moscow with his wife, Mary, and their children Bryan and Maura.

Wayne Bank is a subsidiary of Norwood Financial Corp, Member FDIC, serving Wayne, Pike and Monroe counties with 11 locations. The stock trades on the NASDAQ Global Market under the symbol—NWFL and has assets exceeding $529.7 million as of December 31, 2009.
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